EXHIBIT 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS

OF

PEDEVCO CORP.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 21.155 of the Texas Business Organizations Code (as amended from time to time, the “Code”), PEDEVCO Corp., a Texas corporation (the “Corporation”):

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Formation of the Corporation, and pursuant to Section 21.155 of the Code, the Board of Directors of the Corporation (the “Board of Directors”), by unanimous consent of all members of the Board of Directors on October 29, 2025, duly adopted a resolution providing for the designation of a second amended and restated series of 1,000,000 shares of Series A Convertible Preferred Stock, which shall amend, replace and supersede the Amended and Restated Series A Convertible Preferred Stock Designation previously filed by the Corporation on February 20, 2015, including the Amendment to the Amended and Restated Certificate of Designations dated June 25, 2018 (the “Prior Preferred Stock”), which resolution is and reads as follows:

RESOLVED, that no shares of Prior Preferred Stock are currently outstanding;

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Certificate of Formation of the Corporation, as amended, a series of the preferred stock, par value $0.001 per share, of the Corporation be, and it hereby is, established;

RESOLVED, that the series of preferred stock of the Corporation be, and it hereby is, given the distinctive designation of “Series A Convertible Preferred Stock”;

RESOLVED, that the Series A Convertible Preferred Stock shall consist of 17,013,637 shares; and

RESOLVED, that the Series A Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below, which shall amend, replace and supersede the Prior Preferred Stock (the “Designation”).

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

1. Definitions. In addition to other terms defined throughout this Designation, the following terms have the following meanings when used herein:

1.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question; provided, that, with respect to a holder of Series A Convertible Preferred Stock or any of its Affiliates, (x) “Affiliate” does not include any portfolio company of such holder or any of its Affiliates; and (y) any fund, investment vehicle or account controlled, managed or advised by Juniper Capital Advisors, L.P. shall be deemed to constitute both an Affiliate and a controlled Affiliate of such holder. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.2 “Business Day” means any day except Saturday, Sunday or any day on which banks are authorized by law to be closed in (a) Houston, Texas or (b) New York, New York.

1.3 “Common Stock” shall mean the common stock, $0.001 par value per share, of the Corporation.

1.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.5 “Junior Securities” shall mean each other class of capital stock or series of preferred stock of the Corporation (other than Common Stock), the terms of which do not expressly provide that such class or series ranks senior to or on parity with the Series A Convertible Preferred Stock upon the liquidation, winding up or dissolution of the Corporation.

1.6 “Majority In Interest” means holders of greater than 50% of the then aggregate shares of Series A Convertible Preferred Stock issued and outstanding.

1.7 “Permitted Transferees” means (a) with respect to a holder of Series A Convertible Preferred Stock, (i) any controlled Affiliate of such Holder, (ii) Juniper Capital II, L.P., Juniper Capital III, L.P., Juniper NPR Partners, L.P., Juniper North Peak Partners, L.P. or an entity wholly owned by any of the foregoing or (iii) any of Century Natural Resources, LLC, Boomtown Oil II, LLC and their respective direct or indirect partners, shareholders, members, employees or other holders of other equity interests of such entity or (b) any transferee pursuant to any Liquidation or Fundamental Transaction which results in all of the Corporation’s shareholders having the right to exchange their shares of Common Stock, preferred stock or other forms of equity authorized and issued by the Corporation (however designated, whether voting or non-voting) and any instruments convertible into or exercisable or exchangeable for any of the foregoing (including any options or swaps) for cash, securities or other property.

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

1.8 “Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, business or statutory trust, trust, union, association, instrumentality, governmental authority or other entity, enterprise, authority, unincorporated organization or business organization.

1.9 “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

2. Ranking. The Series A Convertible Preferred Stock shall rank senior to the Junior Securities and the Series A Convertible Preferred Stock shall rank on parity with the Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

3. No Dividends. No dividends shall accrue on the Series A Convertible Preferred Stock.

4. Conversion. The Series A Convertible Preferred Stock shall be convertible into Common Stock in accordance with the following:

4.1 Automatic Conversion. All of the shares of Series A Convertible Preferred Stock shall automatically, without further action by any Person, convert into Common Stock on the day (the “Conversion Date”) immediately following the expiration of the twenty calendar day period commencing on the distribution to the Corporation’s shareholders in accordance with Rule 14c-2 of Regulation 14C promulgated under the Exchange Act of a definitive Information Statement on Schedule 14C filed by the Corporation with the Securities and Exchange Commission relating to the issuance of Common Stock in connection with the conversion of the Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock shall be convertible into 10 shares of Common Stock (the “Conversion Ratio”, and such shares of Common Stock issuable upon conversion, the “Converted Shares”), which shares shall be validly issued, fully paid and non-assessable at the time of issuance; . Upon the automatic conversion of the Series A Convertible Preferred Stock, each holder shall be deemed to be the beneficial owner of the shares of Common Stock, and the Series A Convertible Preferred Stock theretofore held by such holder shall no longer be outstanding.

4.2 Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Convertible Preferred Stock in accordance with the terms hereof. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval.

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

4.3 Book Entry; Delivery of Common Stock Upon Conversion.

(a) Shares of Series A Convertible Preferred Stock will be issued in book-entry form; provided that, if a holder requests that such holder’s shares of Series A Convertible Preferred Stock be issued in certificated form, the Corporation will instead issue a stock certificate to such holder representing such holder’s shares of Series A Convertible Preferred Stock.

(b) Promptly (but in any event, within five Business Days) after the Conversion Date, the Corporation shall (i) cause its transfer agent to credit the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system and (ii) deliver to each holder an acknowledgement of its transfer agent stating (A) the transfer agent has been instructed by the Corporation to create a book-entry account for each such holder and credit each such Holder’s account(s) with the number of shares of Common Stock that such holder is entitled to receive pursuant to Section 4.1 and (B) the Corporation has delivered to the transfer agent the aggregate number of shares of Common Stock contemplated by the foregoing clause (A) to be delivered to the holders as required under this Agreement.

4.4 Fractional Shares. If any conversion of Series A Convertible Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Convertible Preferred Stock being converted pursuant to Section 4.1), such fractional share shall be rounded up to the next whole number of shares of Common Stock.

4.5 Taxes. The Corporation shall pay any and all issue, transfer, and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Convertible Preferred Stock; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any conversion in accordance with the terms hereof in a name other than that in which the shares of the Series A Convertible Preferred Stock so converted were registered. No issue and delivery of shares of Common Stock upon conversion in accordance with the terms hereof in a name other than that in which the shares of the Series A Convertible Preferred Stock so converted were registered shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid. The Corporation shall be entitled to withhold from any payment due whatsoever in connection with the Series A Convertible Preferred Stock any and all required withholdings the Corporation, in its reasonable discretion deems required under applicable law, provided, that the Corporation shall use commercially reasonable efforts to notify any holder prior to withholding from any amounts otherwise payable to any holder in connection with the Series A Convertible Preferred Stock and shall reasonably cooperate with any such holder in seeking to reduce or eliminate any such deduction or withholding in a manner consistent with applicable law.

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

4.6 No Impairment. The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Convertible Preferred Stock against impairment.

4.7 Obligations Absolute. The Corporation’s obligations hereunder (including the issuance and delivery of the Converted Shares upon conversion of Series A Convertible Preferred Stock in accordance with the terms hereof) are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such holder in connection with the issuance of Common Stock upon conversion in accordance with this Designation.

5. Voting. Except as otherwise expressly provided herein or as required by law, the holders of Series A Convertible Preferred Stock shall have no voting rights with respect to any matter to be submitted to the Corporation’s shareholders. Any vote of the holders of Series A Convertible Preferred Stock required hereunder may be taken at a meeting of the holders or through the execution of an action by written consent in lieu of such meeting, provided that the consent is executed by holders representing a Majority in Interest.

6. Board Representation.

6.1 Board Composition. From the date hereof until the Conversion Date, the holders of the Series A Convertible Preferred Stock, exclusively and as a separate class, shall be entitled to elect one member of the Board. The director elected under this Section 6.1 is referred to as the “Preferred Director”. On the date hereof, the Corporation shall take, or cause to be taken, all necessary action to cause the election or appointment of the Preferred Director to the Board of Directors of the Corporation as required by the Agreement and Plan of Merger, dated as of the date hereof, by and among the Corporation and the other signatory parties thereto.

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

6.2 Election of the Preferred Director. The election of the Preferred Director shall occur (A) at the annual meeting of shareholders, (B) at any special meeting of shareholders if such meeting is called for the purpose of electing directors, (C) at any special meeting of holders of shares of Series A Convertible Preferred Stock called by the Majority in Interest or (D) by the written consent of holders of a majority of the outstanding shares of Series A Convertible Preferred Stock entitled to vote for the Preferred Director in the manner and on the basis as otherwise provided by law. At any meeting having as a purpose the election of the Preferred Director, the presence, in person or by proxy, of holders of at least the Majority in Interest shall be required and sufficient to constitute a quorum of such class for the election of the Preferred Director. The holders of shares of Series A Convertible Preferred Stock shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation and notice of any other matter submitted to a vote of shareholders.

6.3 Vacancies. If at any time when any share of Series A Convertible Preferred Stock is outstanding, the Preferred Director should cease to be the Preferred Director for any reason, the vacancy may be filled by the vote or written consent of the Majority in Interest, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The Preferred Director elected or appointed to fill a vacancy shall serve the remainder of the term for which his or her predecessor was elected or appointed, subject, however, to his or her prior death, resignation, retirement, disqualification, or removal.

6.4 Removal. A Preferred Director may be removed with or without cause by, and only by, the affirmative vote of Majority in Interest, given either at a special meeting of the holders of Series A Convertible Preferred Stock duly called for that purpose, or by written consent of the holders of Series A Convertible Preferred Stock.

6.5 Special Meetings. The Majority in Interest may request the calling of a special meeting of the holders of Series A Convertible Preferred Stock, which meeting shall thereupon be called by the President, a Vice-President or the Secretary of the Corporation. Notice of such meeting shall be given to each holder of record of Series A Convertible Preferred Stock by mailing a copy of such notice to such holder at such holder’s last address as the same appears on the books of the Corporation. Such meeting shall be called or a time not earlier than 20 days and not later than 60 days after such request and shall be held at such place as specified in such request. If such meeting shall not be called within 20 days after such request, then the Majority in Interest may designate in writing any holder of Series A Convertible Preferred Stock to call such meeting on similar notice at the expense of the Corporation. Any holder of Series A Convertible Preferred Stock d so designated shall have access to the stock books of the Corporation relating to Series A Convertible Preferred Stock for the purpose of calling a meeting of the holders pursuant to these provisions.

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

6.6 Action Without Meeting. With respect to actions by the holders of Series A Convertible Preferred Stock upon those matters on which such holders are entitled to vote as a separate class, such actions may be taken without a meeting by the written consent of such holders who would be entitled to vote at a meeting having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all holders of the Series A Convertible Preferred Stock entitled to vote were present and voted.

7. Involuntary Liquidation Events. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each holder shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation the same amount that a holder of Common Stock would receive if the Series A Convertible Preferred Stock were fully converted to Common Stock based on the Conversion Ratio, which amounts shall be paid pari passu with payment to all holders of Common Stock, plus an additional amount equal to any dividends declared or otherwise accrued but then unpaid to such shares (if any). For the avoidance of any doubt, a Fundamental Transaction shall not be deemed a Liquidation unless the Corporation expressly declares that such Fundamental Transaction shall be treated as if it were a Liquidation.

8. Adjustments For Recapitalizations, Stock Splits, Etc.

8.1 Stock Dividends and Stock Splits. If the Corporation, at any time while this Series A Convertible Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of this Series A Convertible Preferred Stock) with respect to the then outstanding shares of Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Ratio shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event (excluding any treasury shares of the Corporation). Any adjustment made pursuant to this Section 8.1 shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

8.2 Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 8.1, if at any time the Corporation makes an offering or a general issuance of Common Stock, or issues, sells or grants rights to purchase stock, warrants, securities or other property, in each of the foregoing cases pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the holders of Series A Convertible Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights identical to those that apply to such holders of shares of Common Stock (subject, in the case of any rights issued pursuant to a shareholders rights plan, to any limitations, exclusions or other provisions in such shareholders rights plan that may be applicable to such holder of Series A Convertible Preferred Stock as an “acquiring person” (or equivalent concept) under the generally applicable terms of such shareholders rights plan), the aggregate Purchase Rights which such holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon complete conversion of such holder’s Series A Convertible Preferred Stock (assuming receipt of shareholder approval) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. For the avoidance of doubt, Purchase Rights shall not include (i) the grant or issuance of any stock options, restricted stock or other equity awards with respect to shares of Common Stock as may be granted or issued to any directors, officers, employees or contractors of the Corporation or any of its subsidiaries or (ii) the grant, issuance or sale of any securities that is not generally extended to the holders of any class of shares of Common Stock.

8.3 Fundamental Transaction. If, at any time while this Series A Convertible Preferred Stock is outstanding, (i) the Corporation effects any merger or consolidation of the Corporation with or into another Person or any stock sale to, or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, share exchange or scheme of arrangement) with or into another Person (other than such a transaction in which the Corporation is the surviving or continuing entity and its Common Stock is not exchanged for or converted into other securities, cash or property), (ii) the Corporation effects any sale, lease, transfer or exclusive license of all or substantially all of its assets in one transaction or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which more than 50% of the Common Stock not held by the Corporation or such Person is exchanged for or converted into other securities, cash or property, or (iv) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 8.1 above) to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then all of the shares of Series A Convertible Preferred Stock shall be deemed to be converted in accordance with the terms hereof and the holders of such Series A Convertible Preferred Stock shall receive the same form and amount of consideration as the holders of Common Stock receive in connection with such Fundamental Transaction (the “Alternate Consideration”) at the same time as such Alternate Consideration is received by the holders of Common Stock. For purposes of the foregoing, the determination of the Conversion Ratio shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall adjust the Conversion Ratio in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders of Series A Convertible Preferred Stock shall be given the same choice as to the Alternate Consideration they receive in connection with such Fundamental Transaction. Any successor to the Corporation or surviving entity in such Fundamental Transaction shall take such actions as are necessary in order to effectuate the foregoing provisions. The terms of any agreement to which the Corporation is a party and pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 8.3. The Corporation shall cause to be delivered to each holder of Series A Convertible Preferred Stock, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 20 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close, which notice shall include the form and amount of consideration to be received by such holder as a result of the Fundamental Transaction.

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

8.4 Other Adjustments. The Board of Directors of the Corporation shall also adjust equitably, and shall have the right to adjust equitably, any or all of the terms of this Designation which the Board of Directors of the Corporation determine in their reasonable good faith judgment is required to be equitably adjusted in connection with any Corporation action.

8.5 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Convertible Preferred Stock.

9. Transfer. No holder of shares of Series A Non-Voting Preferred Stock may transfer such shares of Series A Non-Voting Preferred Stock in whole or in part without the consent of the Corporation, except to a Permitted Transferee; provided, that such holder provides the Company with written notice prior to such transfer, stating the name and address of each such transferee and the number of shares of Series A Non-Voting Preferred Stock being transferred.

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

10. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed email transmission, and shall be effective five Business Days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (a) if to the Corporation to, Attn: PEDEVCO Corp., 575 N. Dairy Ashford, Suite 210, Houston, Texas 77079, Attn: J. Douglas Schick; Clark R. Moore, Email: dschick@pedevco.com; cmoore@pedevco.com and (b) if to any holder, to c/o Juniper Capital Advisors, L.P., 2727 Allen Parkway, Suite 1850, Houston, TX 77019, Attn: Edward Geiser, Josh Schmidt and Legal, Email: egeiser@juncap.com, jschmidt@juncap.com and legalnotices@juncap.com.

11. Protective Provisions. So long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, and shall cause it subsidiaries not to, without first obtaining the approval of the holders of a Majority In Interest of Series A Convertible Preferred Stock, voting together as a single class:

(a) amend, modify, alter or repeal the Corporation’s Certificate of Formation, Bylaws, this Designation or other governing documents (including any change that adversely affects the rights of the holders of the Series A Convertible Preferred Stock now or upon conversion in accordance with the terms hereof)

(b) increase or decrease the size of the Board of Directors, board of managers or similar governing body of the Corporation or any of its subsidiaries (including any committee or subcommittee thereof);

(c) change the line of business or materially change the nature of the business or operations of the Corporation and its subsidiaries;

(d) issue any securities (or securities convertible, exchangeable, or exercisable for equity) of the Corporation, including, for the avoidance of doubt, the grant of any equity award with respect to securities of the Corporation;

(e) issue any securities (or securities convertible, exchangeable, or exercisable for equity) of the subsidiaries of the Corporation, other than issuances by a subsidiary of the Corporation to the Corporation or another wholly owned subsidiary thereof;

(f) repurchase, redeem or acquire any capital stock or other equity securities of the Corporation or any of its subsidiaries, except for transactions between wholly owned subsidiaries of the Corporation or as permitted under employee benefit plans;

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

(g) (i) declare or pay dividends or other distributions on any class or series of capital stock of the Corporation or any of its subsidiaries or (ii) enter into any recapitalization transaction with the primary purpose of paying a dividend or other distribution, other than transactions between the Corporation and its wholly owned subsidiaries;

(h) enter into any agreement with respect to, or effect, any merger, consolidation, recapitalization, reclassification, stock split, combination, or other change of control transaction (including through the sale of all or substantially all assets or a majority of the equity interests) of the Corporation or any of its subsidiaries;

(i) adopt any plan of complete or partial liquidation, dissolution, or winding up of the Corporation or any of its subsidiaries;

(j) enter into any agreement with respect to, or effect, any acquisition, divestiture or disposition of assets, properties, or equity interests in excess of $500,000 during any fiscal year, whether in a single transaction or in a series of related transactions;

(k) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $250,000, other than capital expenditures in accordance with the budget then in effect (a copy of which has been, or will have been, provided to all of the directors then-serving on the Board of Directors);

(l) incur any indebtedness for borrowed money, or issue any debt securities or assume, guarantee or endorse any such indebtedness, in each case having an aggregate principal amount in excess of $500,000 and other than in the ordinary course of business;

(m) enter into any joint venture, partnership or similar business alliance;

(n) hire, terminate or designate any executive officer of the Corporation;

(o) remove or appoint the chairman of the Board of Directors;

(p) enter into, amend or modify, any agreement or transaction with any shareholder or Affiliate of the Corporation or any of its subsidiaries or any related party thereof;

(q) approve, adopt or amend or modify any incentive plan (including option, restricted stock, or other equity plans) of the Corporation or any of its subsidiaries, including any amendments or modifications to those plans that exist as of the date hereof;

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

(r) effect any change to the auditors or fiscal year of the Corporation or any of its subsidiaries;

(s) commence or settle any litigation or any other arbitration, mediation or similar proceeding involving amounts in dispute in excess of $500,000;

(t) adopt any shareholder rights plan, “poison pill” or similar arrangement;

(u) effect an exchange, reclassification, or cancellation of all or a part of the Series A Convertible Preferred Stock;

(v) effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Convertible Preferred Stock;

(w) alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock so as to affect adversely the shares of such series;

(x) amend or modify the Support Agreements, to be dated as of October 31, 2025, by and between the Corporation and each of SGK 2018 Revocable Trust, Simon G. Kukes, John Douglas Schick, H. Douglas Evans, Paul A. Pinkston, Jody Crook, John J. Scelfo, John K. Howie and Clark R. Moore; or

(y) announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

12. Preemptive Rights. No shareholder of the Corporation (including, but not limited to any holder) shall have the right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such shareholder.

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

13. Construction. When used in this Designation, unless a contrary intention appears: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) “including” means including without limitation; (d) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (e) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (f) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Designation shall refer to this Designation as a whole and not to any particular provision hereof; (g) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Designation unless otherwise specified; (h) references to “dollars” or “$” in this Designation shall mean United States dollars; (i) reference to a particular statute, regulation or law means such statute, regulation or law as amended or otherwise modified from time to time; (j) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (k) unless otherwise stated in this Designation, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (l) references to “days” shall mean calendar days; and (m) the paragraph and section headings contained in this Designation are for convenience only, and shall in no manner affect the interpretation of any of the provisions of this Designation.

14. Miscellaneous.

14.1 Cancellation of Series A Convertible Preferred Stock. If any shares of Series A Convertible Preferred Stock are converted pursuant to Section 4, the shares so converted shall be canceled and shall return to the status of designated, but unissued Series A Convertible Preferred Stock.

14.2 Waiver. Notwithstanding any provision in this Designation to the contrary, any provision contained herein and any right of the holders of Series A Convertible Preferred Stock granted hereunder may be waived as to all shares of Series A Convertible Preferred Stock (and the holders thereof) upon the written consent of a Majority In Interest, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A Convertible Preferred Stock shall be required.

14.3 Interpretation. Whenever possible, each provision of this Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

14.4 No Other Rights. Except as may otherwise be required by law, the shares of the Series A Convertible Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Designation.

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

14.5 Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

14.6 Specific Performance. The Corporation and each holder by accepting shares of Series A Convertible Preferred Stock, agree that the covenants and obligations contained in this Designation relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the Corporation and each holder agree that if either the Corporation or any holder fails or refuses to fulfill any of its obligations under this Designation or to make any payment or deliver any instrument required hereunder or thereunder, then (a) the Corporation in the event the non-performing party is any holder; or (b) a Majority In Interest of the holders, in the event the non-performing party is the Corporation, shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other contract or at law or in equity and to which such party might be entitled.

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PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

RESOLVED, that this Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other.

[Remainder of page left intentionally blank. Signature page follows.]

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

IN WITNESS WHEREOF, the Board of Directors of the Corporation has unanimously approved and caused this “Second Amended And Restated Certificate Of Designations of PEDEVCO CORP. Establishing The Designations, Preferences, Limitations and Relative Rights of its Series A Convertible Preferred Stock” to be duly executed and approved this 30th day of October, 2025.

DIRECTORS:

/s/ Dr. Simon Kukes
DR. SIMON KUKES
DIRECTOR

/s/ J. Douglas Schick
J. DOUGLAS SCHICK
DIRECTOR

/s/ John Scelfo
JOHN SCELFO
DIRECTOR

/s/ H. Douglas Evans
H. DOUGLAS EVANS
DIRECTOR

/s/ John K. Howie
JOHN K. HOWIE
DIRECTOR

PEDEVCO Corp.

Second Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock